Exhibit 2.2

AMENDMENT NO. 1 TO

DEFINITIVE MERGER AGREEMENT

By and Among

DRUGS MADE IN AMERICA

A Publicly Traded Special Purpose Acquisition Company

and

POWER ANALYTICS GLOBAL CORP

A Private AI and Analytics Company

Dated: April 30, 2026

This Amendment No. 1 (this “Amendment”) is made and entered into as of April 30, 2026 (the “Amendment Date”), by and among Drugs Made In America (“DMAA”), and Power Analytics Global Corp (“PAGC”). DMAA and PAGC are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into that certain Definitive Merger Agreement, dated as of April 29, 2026 (the “Original Agreement”), pursuant to which PAGC will merge with and into DMAA (or a wholly-owned subsidiary of DMAA), with the surviving entity continuing as the publicly traded combined company;

WHEREAS, the Parties have identified certain inconsistencies and incomplete items in the Original Agreement that the Parties desire to correct prior to public disclosure of the transactions contemplated thereby, including the inconsistent governing law and jurisdiction provisions of Sections 10.1 and 10.2, an incomplete termination provision in Section 8.4, and the omission of notice addresses in Section 11.1;

WHEREAS, Section 11.3 of the Original Agreement provides that the Original Agreement may be amended, modified, or supplemented by a written instrument executed by all Parties; and

WHEREAS, the Parties desire to amend the Original Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms.

Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Original Agreement.

2. Amendment of Article X (Governing Law and Dispute Resolution).

Section 10.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Section 10.1 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, performance, or breach of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, the internal corporate governance of DMAA, as a Cayman Islands exempted company, shall continue to be governed by the laws of the Cayman Islands to the extent required by Applicable Law.”

Section 10.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Section 10.2 Jurisdiction and Venue. Each of the Parties hereby irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested solely in the federal courts, the United States District Court for the District of Delaware) for the purpose of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue in such courts and any claim that any such proceeding has been brought in an inconvenient forum.”

3. Amendment of Section 8.4 (Termination by PAGC).

Section 8.4 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Section 8.4 Termination by PAGC. PAGC may terminate this Agreement, by written notice to DMAA, if:

(a) Closing Cash is insufficient to support execution of the business plan;

(b) Required financing cannot be reasonably secured;

(c) the transaction is not reasonably capable of completion; or

(d) DMAA has breached any representation, warranty, covenant, or agreement in this Agreement, which breach would cause the conditions set forth in Section 7.3 not to be satisfied, and which breach is incapable of being cured, or has not been cured within thirty (30) calendar days after PAGC’s written notice thereof.”

4. Amendment of Section 11.1 (Notices).

The notice address blocks set forth in Section 11.1 of the Original Agreement are hereby completed and replaced in their entirety with the following:

If to DMAA:

Drugs Made In America

Attn: Roger E. Bendelac, Chief Executive Officer

420 Lexington Avenue, Suite 1402

New York, NY 10170

Email: [DMAA email — to be inserted]

If to PAGC:

Power Analytics Global Corp

Attn: Keith Barksdale, Executive Chairman

[Hoboken, NJ street address — to be inserted]

Email: kbarksdale@poweranalytics.com

5. No Other Modifications; Ratification.

Except as expressly amended by this Amendment, the Original Agreement remains unchanged and in full force and effect, and is hereby ratified and confirmed by the Parties. From and after the Amendment Date, all references in the Original Agreement to “this Agreement,” “hereof,” “herein,” “hereunder,” and words of similar import shall mean and be a reference to the Original Agreement as amended by this Amendment.

6. Counterparts; Electronic Signatures.

This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF or DocuSign) shall be effective as delivery of a manually executed original counterpart.

7. Governing Law.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (as more fully set forth in Section 10.1 of the Original Agreement, as amended hereby).

8. Entire Agreement.

The Original Agreement, as amended by this Amendment, together with all Exhibits and Appendices attached thereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect thereto.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their respective duly authorized officers as of the Amendment Date first written above.

DRUGS MADE IN AMERICA
Acquiror / SPAC

Signature:	/s/ Roger E. Bendelac	Date: 04/30/2026
Name:	Roger E. Bendelac
Title:	Chief Executive Officer

POWER ANALYTICS GLOBAL CORP
Target / Operating Company

Signature:	/s/ Keith Barksdale	Date: 04/30/2026
Name:	Keith Barksdale
Title:	Executive Chairman